CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated November 19, 2008 and February 22, 2008 relating to the financial statements and financial highlights which appear in the September 30, 2008 Annual Report to Shareholders of Virtus Money Market Fund, a series of Virtus Opportunities Trust and in the December 31, 2007 Annual Report to Shareholders of Virtus Insight Money Market Fund, a series of Virtus Insight Trust, respectively, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Proxy Statement.

Boston, Massachusetts

January 9, 2009